Exhibit 99.1

News

FOR IMMEDIATE RELEASE	Contact:	Cathy Maloney, VP, Investor Relations
508-651-6650
cmaloney@bjs.com

BJ’S WHOLESALE CLUB REPORTS JANUARY SALES RESULTS

NATICK, MA – February 7, 2008—BJ’s Wholesale Club, Inc. (BJ: NYSE) today reported that total sales for the month of January 2008 increased by 11.2% to $652.0 million from $586.3 million for January 2007. On a comparable club basis, January sales increased by 7.8%, including a contribution from sales of gasoline of 2.6% and a negative impact from the absence of pharmacy sales of 0.3%. For January 2007, the Company reported a comparable club sales increase of 3.5%, including a contribution from sales of gasoline of 0.3%.

For the fourth quarter of 2007, total sales increased by 9.2% to $2.4 billion, and comparable club sales increased by 5.4%, including a contribution from sales of gasoline of 2.4% and a negative impact from the absence of pharmacy sales of approximately 0.4%.

For the 52-week year ended February 2, 2008, total sales rose by 8.1% to $8.8 billion and comparable club sales increased by 3.7%, including a contribution from sales of gasoline of 1.1% and a negative impact from the absence of pharmacy sales of 0.4%.

Sales Results for January 2008

($ in thousands)

Four Weeks Ended		% Change
February 2, 2008	February 3, 2007	Net Sales	Comp. Sales
$651,961	$586,251	11.2%	7.8%
Fifty-two Weeks Ended		% Change
February 2, 2008	February 3, 2007	Net Sales	Comp. Sales
$8,814,004	$8,156,885	8.1%	3.7%

	Four Weeks Ended February 2, 2008	Q-4 Ended February 2, 2008	Fifty-two Weeks Ended February 2, 2008
Merchandise comparable club sales	5.5%	3.4%	3.0%
Impact of gasoline sales	2.6%	2.4%	1.1%
Impact of pharmacy closures	-0.3%	-0.4%	-0.4%

Comparable club sales	7.8%	5.4%	3.7%

The Company provided the following additional information regarding January 2008 comparable club sales:

•	Sales increased in all four weeks, with the strongest increases in weeks one and two.

•	By region, the largest sales increases were in Upstate New York and Metro New York and the smallest increase was in the Southeast.

-More-

BJ’s Wholesale Club

February 7, 2008

•	Excluding sales of gasoline, traffic increased by approximately 1% and the average transaction amount increased by approximately 5%.

•	Sales of food increased by approximately 8% and general merchandise sales increased by approximately 2%.

Merchandise departments with the strongest sales increases compared to last year included candy, cheese, dairy, disposable plates, cups and cutlery, frozen, health and beauty aids, household chemicals, juices, meat, oils and shortenings, paper products, produce, soda & water, televisions and video games. Weaker departments versus last year included apparel, cigarettes, computer equipment, pre-recorded video, residential furniture and tires.

BJ’s introduced the wholesale club concept to New England in 1984 and has since expanded to become a leading warehouse chain in the eastern United States. The Company currently operates 177 BJ’s Wholesale clubs in 16 states. BJ’s press releases and filings with the SEC are available on the Internet at www.bjsinvestor.com.

Conference Call Information for Fourth Quarter and Year-End Financial Results

BJ’s plans to announce financial results for the fourth quarter and year ended February 2, 2008, as well as sales results for the month of February 2008, on Wednesday, March 5, 2008 at approximately 7 a.m. Eastern Time. Also on Wednesday, March 5, 2008, BJ’s management plans to hold a conference call at 8:30 a.m. Eastern Time to discuss the fourth quarter and fiscal year financial results and the outlook for the year ending January 31, 2009. To access the webcast (including financial and other statistical information being presented, as well as reconciliation information with respect to any non-GAAP financial measures being presented), visit www.bjsinvestor.com/medialist.cfm to hear the call live, or to listen to an archive of the call, which will be available for approximately ninety days following the call.

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